[logo:]  hp       HEWLETT                       Support Business Administration
                  PACKARD
         LATIN AMERICA REGION

                                "CREDIT EXPRESS"

Hewlett-Packard's Services and Support Organization has implemented the CPO Warranty Reimbursement Program in order to facilitate the repair process for its products. Our principal objective is to improve this important process, so that changes are always beneficial to our representatives.

The purpose of the modifications that are being implemented in this process is to improve credits for claims and their delivery time.

Previously, a detailed check was first made of all claims received by month and then the corresponding amount was credited. Due to an increase in the volume of reimbursements, due to the successful growth we have experienced, we have found it necessary to create a more efficient manner in order for our Authorized Service Centers to continue the smooth handling of the CPO Warrantied Product
Repair Program. For this reason we have created "CREDIT EXPRESS"....

CREDIT EXPRESS is the new solution for continuing to advance and grow efficiently. The new process consists of crediting you for the total amount of all claims received monthly before being processed. Then, the claims will be processed in detail, and all the ones that are incomplete due to a lack of information will be rejected. Then the amount of all the labor charges for rejections will be invoiced. The CAS's will be receiving their credit notes monthly for the full amount and they will then receive the rejected claims with the invoicing.

To introduce this new procedure we will be crediting all Authorized Service Centers claims through the month of January 1997. Starting on February 1, 1997, only those CAS's that have a percentage of 30% or fewer rejections may use CREDIT EXPRESS. Thereafter the amount will be reduced to 20% for the month of May 1997 and to 10% for the month of July 1997. We will be recognizing all those who are at this level and those who show an increase in the quality of their claims.

Take this opportunity to improve your rejection level and to participate in CREDIT EXPRESS. This new program has been created for the benefit of our CAS's. Don't waste this opportunity and become part of this important process.

Attached you have all the credit notes from all the claims that we have received through today. Later you will be receiving the reconciliations from June through September 1996, with the related rejections and invoices.

For any question related to the new CREDIT EXPRESS program, please contact me at
(305) 267-4643.

Thank you very much,

Isabel Alvarez
Services and Support Organization
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[logo:]  hp       HEWLETT                      Support Business Administration
                  PACKARD
         LATIN AMERICA REGION


The new CREDIT EXPRESS process has been created for smooth crediting under the CPO Warranty Reimbursement Program. Below you are being sent a list of the claims that we have received. All claims will be processed in detail and those which are classified as rejections will be separated. These (rejections) will be totaled and then invoiced to your account.

                                 MICROMES LTDA.

                          CLAIM DATE                 CREDIT NUMBER                 AMOUNT
                          ----------                 -------------                 ------
                          August 1996                18CL-70896-700               $1310.00
                         December 1996               18CL-71296-700               $4478.25




                              REJECTION PERCENTAGE
                              --------------------
                                      N/A %


The Claim Date is the period in which the repairs made by the CAS were performed and NOT when they are sent; that is, if a repair is made on January 19, 1996 and the CAS sends the documentation in the month of March, the pertinent claim date will be January 1996.

The main purpose of the new CREDIT EXPRESS process is to retain greater satisfaction among our Authorized Service Centers (CAS's) and their end users. The rejection percentage determines the participation of CAS's in this new procedure. That is why it is important to take this time to improve your rejection level. The rejection percentage that you have been supplied consists of an average of all claims processed between September 1994 and May 1996. However, starting in January 1997, the rejection percentage will be calculated monthly, which will allow us to keep better control and evaluation of the rejection levels obtained.

Attached you are being sent all the claims cited. Please contact me at (305) 267-4643 in case of any question.

Thank you very much,

Isabel Alvarez
Services and Support Organization